Exhibit 11.1

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

1.	Introduction

1.1	The Securities Law, 5728-1968 (hereinafter: “Securities Law”) imposes restrictions on the use of inside information held by a person and/or a corporation, the main restriction of which is the prohibition of carrying out transactions in securities while making use of inside information. The implementation of the provisions of the Securities Law in this matter is complex when it comes to a company that makes investments in securities from time to time.

1.2	Violation of the provisions of the Securities Law regarding inside information may expose the person involved and, in certain circumstances, the company, to criminal liability (imprisonment and/or fines), to civil liability (return of profits, and even multiples thereof, resulting from a transaction made using inside information), as well as to an administrative investigation and enforcement procedure.

1.3	The Securities Law imposes greater responsibility on those who are ‘insiders’ or ‘key insiders’ in a company, in a manner that imposes additional provisions and restrictions on them or in relation to them, and also makes the punishment of insiders more severe than for others who violate these provisions. (For example, a person who uses inside information that he has obtained, directly or indirectly, from a person he knows to be an insider in the company may be subject to increased imprisonment or fines.)

2.	Purpose of the policy

2.1	This policy is intended to outline rules of conduct for directors, officers, insiders, key insiders and employees of the Company (each of whom is an “Officer”) in connection with the execution of transactions for the Company or its subsidiaries, if any, in the securities of the Company or its subsidiaries and in connection with the use of inside information regarding the Company that may be available to the Company from time to time, in light of the aforementioned provisions of the Securities Law.

2.2	This policy concerns the execution of transactions in the Company’s securities, by or for the Company. The Company has an additional procedure, the main purpose of which is the execution of such transactions by insiders for themselves, their family members or for someone on their behalf (Policy No. 004).

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

2.3	This policy does not constitute a legal opinion, and any position holder who needs a legal opinion should consult with external legal advisors.

2.4	This policy does not derogate from other provisions in the Company, or by law, that apply to restrictions on the use of inside information, including the obligation to maintain confidentiality. Instead, this policy implements and supplements these other provisions, as it is part of Can-Fite’s enforcement plan regarding securities and corporate matters.

3.	Application of the policy

3.1	This policy will apply to Can-Fite and all its subsidiaries. (including foreign companies), unless otherwise noted.

3.2	This policy will apply to any Officer for the entire period in which such officer holds any position in the Company, and will continue to apply to such officer for a period of six months after he ceases to hold any position in the Company, or as long as the information in the Officer’s possession is considered “inside information”.

4.	The party responsible for the policy

The Enforcement Officer, who was appointed by the Company’s Board of Directors in accordance with the provisions of the “Enforcement Officer” policy (Policy No. 006) (hereinafter: the “Officer”), is the individual who is responsible for implementing the provisions of this policy, for updating the policy from time to time, if necessary, and for monitoring its implementation, in cooperation with the Company’s internal auditor, in accordance with the policy “Audit of Enforcement Procedures by the Internal Auditor” (Policy No. 007).

5.	Definitions

5.1	“Insider” - a director, chief executive officer, major shareholder in the Company or another person whose position or position in the Company, or his connections with it gave him access to inside information on the relevant day or within the six (6) months preceding it; for this purpose, the “relevant day” - the day on which the inside information was used;

5.2	“Means of control” - any of the following:

5.2.1	The right to vote at the Company’s general meeting;

5.2.2	The right to appoint directors to the Company or to appoint its chief executive officer.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

5.3	“Significant Shareholder” – a holder of five percent (5%) or more of the Company’s issued share capital, or of the Company’s voting rights, or who has the right to appoint one or more directors;

5.4	“Director” - a member of the Company’s Board of Directors;

5.5	“Inside information” - any information about a development in the Company, a change in its situation, an expected development or change , or other information about the Company, which is not known to the public and which, if known to the public, would cause a significant change in the price of a security of the Company or the price of another security, of which a security of the Company is an underlying asset;

5.6	“Officer” - CEO, main manager, deputy CEO, and any other office holders in the Company even if described differently, and a director, or a manager who is directly subordinated to the CEO;

5.7	“Security” - among other things, certificates issued in series by a Company, cooperative association, or any other corporation, which confers the right of membership or participation in them or a claim thereon, and certificates conferring the right to purchase securities, all whether they are in the name of the holder or in the name of the issuer, with the exception of certain securities issued by the government of the State of Israel or by the Bank of Israel.

5.8	“Related person” - spouse, brother or sister, parent, parent’s parents, descendant, as well as descendant, brother, sister or parent of the spouse or spouse of any of these;

5.9	“Control” - the ability to direct the activities of a corporation, excluding the ability that arises solely from fulfilling the role of a director or other officer in the Company, and a belief that a person controls a corporation if he holds half or more of a certain type of means of control in the company;

6.	Limitations on the use of inside information

6.1	The main purpose of the prohibition on the use of inside information is to prevent the exploitation of an unfair advantage in trading in a company’s securities, by means of carrying out a transaction (such as buying or selling) of a company’s securities, when the person carrying out the transaction has information about that company, (or about a subsidiary or related company thereof) which has not been published to the public by that company or on its behalf.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

6.2	The Securities Law states that if a person possesses inside information about a company, he is prohibited from:

6.2.1	Carrying out transactions (such as buying or selling) in the securities of that company. It should be emphasized that it is not necessary to prove that the transaction was carried out because inside information existed or was used. The Securities Law assumes that if a person is in possession of inside information, and he carried out a transaction, the transaction was carried out on the basis of that inside information, as long as it is not proven otherwise.

6.2.2	Providing inside information or an opinion on a security of that company to another person, who he knows, or has reasonable grounds to believe, that that other person will use the inside information or exploit the opinion for the purpose of a transaction or provide it to another.

Any company will be deemed to have access to inside information or to be in possession of inside information if a director or employee of the company has access to the information or has such information in his possession, subject to the exceptions set forth in the Securities Law.

7.	What is “inside information” and what is a “transaction”?

7.1	Inside information:

7.1.1	Inside information is defined in the Securities Law as “any information about a development in a company, a change in its condition, an expected development or change , or other information about the company, which is not known to the public and which, if known to the public, would cause a significant change in the price of a security of the company or the price of another security, of which a security of a company is an underlying asset.”[1]

7.1.2	Inside information may be included in a wide and diverse range of topics; there is no and cannot be a closed list of topics that will be considered inside information.

7.1.3	Inside information may be information even if there has not yet been a reporting obligation to the Israeli Securities Authority and/or Tel Aviv Stock Exchange, according to the Securities Law and the regulations enacted thereunder. Nevertheless, information will not be considered inside information if the information has been reported to the Israeli Securities Authority and/or the Tel Aviv Stock Exchange and made public, and one trading day on the Tel Aviv Stock Exchange has passed after the day of such publication.

[1]	Section 52A of the Securities Law

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

7.1.4	A delay of an immediate report pursuant to Regulation 36(b) of the Israeli Securities Regulations (Periodic and Immediate Reports), 1970, the information regarding the said event or report shall be considered inside information.

7.2	Transaction:

7.2.1	This term includes, among other things, the sale, purchase or exchange of securities, the signing of a security or an undertaking to perform any of these, whether the person doing it is acting for his own benefit or for the benefit of another, and even if that person is acting through an agent or trustee.

7.2.2	The scope of the transaction or its amount is not important.

8.	What is a “Transaction”?

8.1	The term “transaction” has been given a broad interpretation and includes, among other things, the sale, purchase or exchange of a security, the signing of a security or an undertaking to perform any of these, whether the person making it acts for his own benefit, or for the benefit of another, and even if he acts through an agent or trustee.

8.2	The scope of the transaction or its amount is not important.

9.	Guidelines and rules of conduct

The Company hereby instructs its officers to act in accordance with the following rules:

9.1	Transaction in Securities

Before carrying out any transaction on behalf of and/or for the Company in a security of the Company or its subsidiaries, if any, (for the purposes of this section - the “Relevant Company”), the following procedure must be followed:

9.1.1	Obtain the approval of the CEO of the relevant company that there is no inside information regarding the relevant company and/or its subsidiary or affiliated company (even if they are private companies), as soon as possible before the execution of any such transaction. Without receiving approval regarding the absence of such inside information, the transaction may not be executed.

9.1.2	In addition to what is stated in Section 9.1.1 of this policy, in the event that the transaction is planned to be carried out in the period between 45 days and 30 days before the planned or expected date for the publication of the relevant company’s annual reports, or in the period between 30 days and 20 days before the planned or expected date for the publication of the relevant company’s quarterly reports, it must also be checked with the relevant company’s financial manager and/or accountant whether financial or other information - which has not yet been published - has been formed in the relevant company on that date that could cause a significant change in the price of the relevant company’s securities.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

9.1.3	A written record of these matters should be maintained.

It should be emphasized that if the answer according to sections 9.1.1 and 9.1.2 of this policy indicates the existence of inside information or a prohibition as mentioned, the transaction must not be carried out, and the answer must not be disclosed to any other person. Such an answer will in itself be considered inside information that is prohibited from disclosure!

9.2	Is certain information considered “inside information”?

Below are a number of guiding rules that may help in examining whether certain information in a company is considered “inside information”:

In principle, each case must be examined on its own merits and a quantitative and qualitative examination must be conducted in relation to the relevant information, based on all of the data and assessments regarding the case in question.

Without derogating from the generality of the foregoing, the following are examples of information that may constitute inside information:

9.2.1	Information will be considered material if it relates to the formation of an action, transaction or event that may yield significant future returns or involves significant risks and exposures.

9.2.2	Information regarding negotiations for the Company or its subsidiaries (if any) to enter into a material transaction, even if the full components of the transaction have not yet been formulated and even if there is a possibility that the engagement will not be carried out;

9.2.3	Information about financial results of the Company or its subsidiaries (if any) that have not yet been published;

9.2.4	Information about material decisions of the board of directors or management of the Company;

9.2.5	Information about financial forecasts that differ materially from the forecasts that the Company has published to the public;

9.2.6	business information, which has not yet been reported to the public by the authorized entities in the Company;

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

9.2.7	Information about resignations or dismissals of key personnel in the Company;

9.2.8	Information about changes in legislation or the regulatory environment that may materially affect the business results of the Company or its subsidiaries (if any);

9.2.9	Information about a plan for an offering of securities by the Company;

9.2.10	Information regarding the initiation of material legal proceedings against the Company and developments regarding them;

9.2.11	Information about dividend distribution;

9.2.12	Information about the reorganization of the company or its subsidiaries (if any);

9.2.13	Information regarding the purchase or sale of material assets of the Company;

9.2.14	Information about entering into a material transaction, including winning a material transaction even if it has not yet been completed, or information about the termination of such an engagement;

9.2.15	Information about the loss of a material transaction;

9.2.16	parameters for examining the substance of the information may be:

9.2.16.1	An unusual event the discovery of which may, with reasonable certainty, lead to a significant change in the price of a Company’s security.

9.2.16.2	An event that can be reasonably expected to affect the value of a Company or the value of its securities.

9.2.16.3	An event that may affect the future of a Company and investors’ willingness to trade in its securities.

With regard to each of the aforementioned parameters, the question of the materiality of the information also depends on the balance between the expected probability of the event occurring and the expected importance of the event against the background of the overall activity of that Company.

9.2.17	In any case where certain information is examined, and doubt arises as to whether it constitutes inside information, the Company’s legal counsel can also be consulted.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

9.2.18	It should be emphasized that the above cases are presented as examples only and do not exhaust the list of cases in which information will be considered “inside information”, and that each case will be examined on its own merits.

9.3	Black-out periods

9.3.1	No transaction may be made in the securities of the Company (or of a subsidiary of the Company) during the period of 30 business days prior to the scheduled or expected date for the publication of the Company’s annual or quarterly reports until the end of the first trading day after said publication.

9.3.2	No transaction may be made in the securities of the Company (or of a subsidiary of the Company) if a notice has been given by the Company regarding the prohibition of any transactions in the securities of the Company, effective from the date of said notice until the receipt of another order in this regard. The notices shall also be deemed, in themselves, to be material non-public information and shall not be disclosed to any other person.

9.3.3	In the event that the Company’s management becomes aware of the existence of inside information, the Company’s management may, after consultation with the Chairman of the Company’s Board of Directors, notify the Company’s officers of the prohibition on carrying out any transactions in the securities of the relevant Company, starting from the date of the aforementioned notification until receipt of another notification in this regard.

In the event that such notice has been given and the company’s management becomes aware that the relevant information has ceased to be inside information or upon the lapse of a trading day on the stock exchange from the date on which the said information was published, whichever is earlier, the company’s management must notify, as soon as possible, of the end of the said restriction period.

Such notices should be treated as material non-public information, and should not be disclosed to any other person.

9.3.4	In the event that an office holder is aware of the existence of material information or development regarding the Company (or its subsidiaries or affiliated companies), which is or may constitute inside information, he must inform the Company’s CEO and/ or the Company’s legal counsel regarding the said information, to the best of his knowledge.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

9.4	Prohibition of providing information

9.4.1	An officer holder must refrain from discussing or providing inside information about the Company (or its subsidiaries) to parties outside the Company, or to parties within the Company who are not privy to the matter, except and to the extent required in the performance of his or her normal duties at the Company. This prohibition also applies to questions about these companies that may be asked by the media, analysts, investors or other persons in the financial community in general.

9.4.2	Any message from the Company to parties outside the Company, such as the media, analysts, investors or other people in the financial community in general, will be delivered only through company representatives who have been specifically appointed for this purpose, under the direction of the Company’s CEO and in coordination with the Company’s enforcement officer. Therefore, if a question of any kind is addressed to an officer, he must refrain from responding and refer the questioner to the Company’s CEO.

9.4.3	The office holders are required to be extremely careful in their conversations (including with family members) so as not to reveal or disclose information that may be inside information.

9.4.4	The office holders are required to refrain from disclosing confidential information about other parties with whom the Company has a business relationship , such as business partners, customers, suppliers, etc., since the disclosure of said information may harm the Company commercially and may even constitute a violation of its duty of confidentiality towards these parties.

9.4.5	In any case of doubt, an abundance of caution should be followed, and the Company’s CEO and/or legal counsel should be consulted.

9.5	“Safe Harbor” Protection

9.5.1	In the event of a buy-back of the Company’s securities, the Company shall be protected against the use of inside information, as stated in Section 52G(b) of the Securities Law and in accordance with the conditions and instructions published by the Securities Authority in Legal Position No. 199-8 dated July 26, 2010[2] (hereinafter: the “Authority’s position”).

[2]	http://www.isa.gov.il/Download/IsaFile_5352.pdf

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

9.5.2	Without prejudice to the provisions of the law and the provisions of the Authority’s position, the Company will be protected against the use of inside information and will be covered under a “safe harbor” by complying with the following provisions:

9.5.2.1	The Company’s Board of Directors has adopted a detailed purchase plan, in writing. The purchase plan will explicitly specify the quantity, price and date for the purchase of the securities (hereinafter: the “Plan”).

9.5.2.2	The plan will be irrevocable, in a way that will not allow the company to amend, change, suspend or influence after its adoption how, when or whether the acquisitions will be made.

9.5.2.3	The implementation of the plan will not begin before one trading day from the date of publication of the first financial report after the date of adoption of the plan.

9.5.2.4	The plan will be implemented by an independent stock exchange member who has no material business relationship with the company (including ownership or control relationships and ongoing business relationships, and excluding a holding that does not amount to an “interested party” in the company). The stock exchange member will operate on the basis of an irrevocable power of attorney, and will report to the company once a quarter, and the said report will be presented to the members of the company’s board of directors.

9.6	Special cases

In the event that a concern arises that, despite the provisions of this procedure, a transaction in a company’s securities was accidentally and exceptionally carried out when inside information regarding that company existed, this must be reported immediately upon the emergence of the concern to the company’s CEO, who will conduct an urgent examination of the matter in question, in cooperation with the company’s legal counsel, and who will decide whether the aforementioned concern is indeed justified and determine how to continue to handle the issue.

It shall be emphasized - nothing in this section constitutes any exception to the provisions of this policy or in any way legalizes transactions carried out in violation of the restrictions of the Securities Law regarding the use of inside information or in violation of the provisions of this procedure. Extreme care must be taken to follow the provisions of this procedure!

9.7	Commitment of Employees and external consultants to maintain confidentiality and not use inside information, and refreshing this policy among them

9.7.1	Once a year, and no later than the end of the first quarter of each calendar year, the supervisor will distribute the provisions of this policy among all employees of the Company for their review.

9.7.2	A new employee who joins the Company will sign the declaration attached in Appendix A to this policy, stating that he is familiar with the Company’s procedures regarding non-use of confidential information and non-use of inside information, and a copy of the declaration will be kept in his personal file.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

9.7.3	The Company’s employees will sign once a year, and no later than the end of the first quarter of each calendar year, a confidentiality statement and commitment not to use inside information, in the form set forth in Appendix A attached to this policy or in the form accepted by the Company, which will be approved by the Company’s legal advisor. A copy of the aforementioned statement will be kept in the personal file of the Company’s employees.

9.7.4	In cases where the Company is required to receive advice from external service providers in the context of which they are exposed to the Company’s inside information, the said external service providers will be required, as a condition of engaging with them, to sign a confidentiality statement and an undertaking not to use inside information, in the form of Appendix B attached to this policy or in the form accepted by the Company, which will be approved by the Company’s legal advisor; unless otherwise decided by the Supervisor or the Company’s legal advisor.

10.	Policy update

The supervisor, in collaboration with the Company’s legal counsel, will examine the need to update the provisions of the policy from time to time, and at least once a year, taking into account changes in the provisions of the law and regulatory guidelines and changes in the nature of the Board of Directors, its composition and tasks. To the extent that updates and/or material changes are made to the procedure, they will be submitted for approval by the Company’s Board of Directors.

11.	Applicability and validity

The effective date of this policy is November 28, 2013, the date of approval of this policy by the Company’s Board of Directors.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

Appendix A

Declaration of confidentiality and non-use of inside information

Date:_______

To:

Can-Fite BioPharma Ltd.

Subject : Commitment to confidentiality and non-use of inside information

I, ______________, an employee or director of Can-Fite BioPharma Ltd. in the position of ________________, hereby declare that the prohibition on the use of inside information and any confidential material of the company in my possession, and/or to which I have been exposed to, has been explained to me, whether in the course of my work at the company or not.

The legal provisions regarding the use of inside information and the penalties I am expected to face if I use inside information were explained to me.

I hereby declare that I have not previously made any use of inside information and/or any confidential material relating to the company.

In witness whereof, I hereby sign:

_______________________

ID ___________________

Position: __________________

Date: __________________

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

Appendix B

Statement secrecy And Making Use In inside information

Date:

To:

Can-Fite BioPharma Ltd.

Subject : Commitment to confidentiality and non-use of inside information

Whereas:	Can-Fite BioPharma Ltd. (hereinafter : the “Company”) is hiring / intends to hire our services within the ________ (hereinafter : “Services”);

Whereas:	and within the framework and / or for the purpose of providing the services, the company intends to expose to: _______________(hereinafter: “Recipient”), subject to the conditions detailed herein, confidential information, as specified In this agreement;

And whereas:	By providing services to the Company (and, not necessarily for the purpose of providing such services,) the Recipient may be exposed to confidential information;

Whereas:	and the confidential information that the Company is about to disclose to the Receipting, or the confidential information that the Recipient may be exposed to, may be deemed inside information, as defined by the Securities Law, 1968 (hereinafter: “Inside Information”);

Whereas:	and the company agrees to hire the Recipient and to disclose such confidential information only if, and subject to, the Recipient agreeing to treat the confidential information as confidential; and not to make any use of inside information.

Therefore, the Recipient hereby declares and undertakes, as aforesaid in writing in this letter of commitment (hereinafter: the “Letter of Commitment”) as follows:

1.	Confidential information

In this Letter of Commitment, the term “inside information” shall have the following meaning:

Knowledge, or any partial knowledge, regarding the Company’s business, its plans, its budget , its trade secrets, its method of actions, its intellectual property, and data about the Company (including about the Company’s subsidiaries or affiliated entities) which was received by the recipient, directly or indirectly, either in writing, verbally or by any other source of data storage tool, including any scientific, statistical, commercial and/or technical data, or details regarding technologies abilities or processes, or any samples, documents, specifications, plans, drawings, tables, programs, or customer lists regarding the markets or other data; and all as they relate to the Company, its parent company, its subsidiaries or any of its affiliated entities.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

2.	Commitment preserve confidentiality

2.1	The Company shall deliver to the Recipient the necessary confidential information, based on the Company’s sole discretion, for the sake of providing services by the Recipient.

2.2	The Receiving undertakes to preserve the confidential in absolute confidence, and not to transfer it to any per person or entity, and not to use it, or part of it, directly or indirectly, in any way that is not for the sole purpose of providing services by the Recipient to the company.

2.3	Notwithstanding anything to the contrary, the Recipient hereby commits that the confidential information shall not be disclosed, and shall not be transferred to any third party, for any reason, without the Company’s prior written consent.

2.4	The commitments of the Recipient, as mentioned In the agreement, shall not apply to information that the Receipt is able to provide that is or was:

(a)	found in the Recipient’s possession prior to entering into this agreement;

(b)	is generally known to the public, or, that has been generally made known to the public after the entry of this agreement, not by way of violating this agreement by the Recipient;

(c)	received by a third party lawfully, and such third party is allowed to hold and transfer such information.

(d)	has been independently developed by the Recipient, without any link to the confidential information.

confidential information shall not be deemed as part of the above exceptions only because certain parts of it, or certain combinations of it are widely known the public or to the Recipient. A certain component of the confidential information shall not be considered as widely known the public or as information that is known to the Recipient, only because such information was referred to in general information that is known to the public, or known to the Recipient.

2.5	The Recipient hereby commits to limit the transfer of confidential information only to his employees that are employed to service the Company, and only in an amount that the confidential information is necessary to deliver their task for the Company. The Recipient commits to apply the duty to maintain the confidential information confidential, and not to use any inside information, as detailed in this agreement, on all of its employees who will be receiving such confidential information. The Recipient shall take any and all steps to prevent the disclosure of the confidential information or any part of it to anyone else who is not entitled to receive such information pursuant to this agreement.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

2.6	The Recipient hereby commits not to copy/duplicate and/or restore in any way, any of the confidential information, without getting the prior written approval of the Company. In addition, the Recipient commits to return to the company, immediately after concluding its services to the Company, or immediately upon the Company’s demand (the earlier of both), any document , specification, drawing, table, example, plan and all other data registers that have been received by it, directly or indirectly, and all records, reports and other data registers that have been created by it or that have been accumulated by it in connection with providing the services.

2.7	The commitment of the Recipient to maintain the information confidentially, and not to use the confidential information is not limited in time.

3.	Non-Use of inside information

Without derogate from the Recipients obligations pursuant to this Letter of Commitment, the Recipient commits that if the confidential information shall be inside information as defined By the Securities Law, 1968 (hereinafter: the “Securities Law”), the Recipient shall not make any use of the confidential information that may be deemed use of inside information under the Securities Law .

4.	License and the future agreements

The Recipient hereby declares and confirms that it knows that the delivery of the confidential information to him, by the Company, does not constitutes granting a license, or any other right, relating to the confidential information, and the Recipient commits not to treat the confidential information as if it is his. For the avoidance of doubt, this Letter of Commitment does not bind the Recipient in an obligation to engage with the Company in any agreement In the future.

5.	Damages for Violation by the Recipient

The Recipient hereby declares and confirms that in the event that it will violate its commitments, or parts of them, it shall be obligated to reimburse the Company for all damages and / or expenses that will be caused to the Company, either directly or indirectly, as a result of the Recipient’s violations, and that is without derogating the other remedies that the Company has pursuant to any law, as a result of the Recipient’s violation. This commitment shall also apply to the Company’s subsidiaries and/or affiliated entities.

Can-Fite BioPharma Ltd., Administrative Enforcement Plan

Policy for Restricting the Use of Inside Information for the Company

Policy No. 005

6.	Waiver

No behavior by the Company shall be considered as a waiver on any of the Company’s rights pursuant to this agreement, or as the Company’s acquiescence to any violation, or to any act that is not following the Recipient’s obligations pursuant to this agreement, or to any change of one of the terms of this agreement.

7.	Governing Law

The terms of this Letter of Commitment shall be governed by the Laws of the State of Israel.

Respectfully,

Name : _________

(the “Recipient”)

Signature : _________